SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the registrant |X|
Filed by a party other than the registrant | |

Check the appropriate box:
| | Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            FERROFLUIDICS CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X| No fee required
| | Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

| | Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                            FERROFLUIDICS CORPORATION

                                 40 Simon Street
                           Nashua, New Hampshire 03061
                                 (603) 883-9800

                          ----------------------------

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on December 17, 1998

                          ----------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ferrofluidics Corporation (the "Company") will be held on Thursday, December 17, 1998, at 10:00 a.m., local time, at the Crowne Plaza, Nashua, New Hampshire (the "Annual Meeting"), for the purpose of considering and voting upon:

     1. The election of two Class III Directors of the Company, each for a three-year term;

     2. The three stockholder proposals which are set forth and described in the attached Proxy Statement; and

     3. Such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Under the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on October 20, 1998 as the record date for the determination of stockholders entitled to notice of and vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and vote at the Annual Meeting and any adjournments or postponements thereof.

     In the event there are not sufficient votes with respect to the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                             By Order of the Board of Directors,


                                             Stuart M. Cable, Clerk

November 25, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            FERROFLUIDICS CORPORATION

                                 40 Simon Street
                           Nashua, New Hampshire 03061
                                 (603) 883-9800

                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON THURSDAY, DECEMBER 17, 1998


     This Proxy Statement and the enclosed Proxy Card are being furnished in connection with the solicitation of proxies by the Board of Directors of Ferrofluidics Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, December 17, 1998, at 10:00 a.m., local time, at the Crowne Plaza, Nashua, New Hampshire, and any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

     1. The election of two Class III Directors of the Company, each for a three-year term;

     2. The three stockholder proposals which are set forth and described in the attached Proxy Statement; and

     3. Such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about November 25, 1998 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on October 20, 1998 as the record date for the determination of stockholders entitled to notice of and vote at the Annual Meeting and any adjournments or postponements thereof (the "Record Date"). Only holders of common stock of record at the close of business on the Record Date will be entitled to notice of and vote at the Annual Meeting. As of the Record Date, there were 6,226,301 shares of the Company's common stock, par value $.004 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting and 2,512 stockholders of record. Each share of Common Stock outstanding as of the close of business on the Record Date entitles the holder thereof to one vote on each matter properly submitted at the Annual Meeting.

Proxies; Revocation of Proxies

     Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the two nominees for Director and "AGAINST" each of the three stockholder proposals. The Company is not aware of any other matters to be presented at the Annual Meeting and it is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the

Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

     Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Clerk of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Expenses of Solicitation

     All expenses of this solicitation will be borne by the Company. Brokerage firms, nominees, fiduciaries and other custodians have been requested to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, nominees, fiduciaries and other custodians for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition to solicitation of proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies from stockholders of the Company by telephone, telefax, letter, in person or by other means. The Company also has engaged D.F. King & Co., Inc., a professional soliciting organization, to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive reasonable and customary compensation for such services, plus reimbursement for certain out-of-pocket expenses.

                                PROPOSAL NUMBER 1

                              ELECTION OF DIRECTORS

Nominees

     The Board of Directors of the Company consists of six members and is divided into three classes, with two directors in Class I, two directors in Class II and two directors in Class III. Directors serve for three-year terms with one class of Directors being elected by the Company's stockholders at each annual meeting.

     At the Annual Meeting, two Class III Directors will be elected to serve until the 2001 annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated Dean Kamen and Paul F. Avery, Jr. for election as Class III Directors. Certain information with respect to the persons nominated by the Board of Directors for election as Directors is shown below under "Information Regarding Directors." Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as Directors of each of the nominees. Each of the nominees has agreed to stand for election and to serve if elected as a Director. If any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, however, proxies not marked to the contrary will be voted in favor of the election of such other person as the Board of Directors may recommend.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends that the Company's stockholders vote "FOR" the election of the two nominees of the Board of Directors as Directors of the Company.

                         INFORMATION REGARDING DIRECTORS


Meetings of Board of Directors and Committees

     During the fiscal year ended June 27, 1998 ("fiscal 1998"), the Board of Directors of the Company held seven meetings. Each Director who was a Director during fiscal 1998 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which such Director served, with the exception of Mr. Kamen.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. Nichols and Stone. The Audit Committee reviews the financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants. The Audit Committee met three times during fiscal 1998. The members of the Compensation Committee are Messrs. Rittereiser and Hazard. The Compensation Committee recommends the compensation levels of executive officers of the Company to the Board of Directors. The Compensation Committee met one time during fiscal 1998. The Board of Directors does not have a nominating committee.

Compensation of Directors

     Directors who are officers or employees of the Company receive no compensation for their service as Directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may from time to time determine. Non-employee Directors each receive an annual retainer of $16,000, payable quarterly. In addition, non-employee Directors receive $1,000 for each Board of Directors meeting or committee meeting attended or $600 for attending each committee meeting that is held on the same day as a Board of Directors meeting or meeting of another committee on which such Director serves.

     Pursuant to the Ferrofluidics Corporation Amended and Restated 1995 Stock Option and Incentive Plan (the "1995 Incentive Plan"), eligible non-employee Directors are entitled to receive options to purchase shares of Common Stock in accordance with the formula provisions thereof. Under the 1995 Incentive Plan, eligible non-employee Directors automatically receive an option to purchase 3,000 shares of Common Stock on the fifth business day after each annual meeting of stockholders of the Company, commencing with the 1995 Annual Meeting. Accordingly, on November 25, 1997, each of Messrs. Hazard, Stone, Nichols, Rittereiser and Kamen was granted an option to purchase 3,000 shares of Common Stock at an exercise price of $6.125. All such options vested and became immediately exercisable upon grant and have an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date.

     Set forth below is certain information regarding the Directors of the Company, including the two Class III Directors who have been nominated for election at the Annual Meeting, based on information furnished by them to the Company.

                                                                     Director
Name                                                    Age            Since
----                                                    ---          --------
Class I
Stephen B. Hazard.................................      53             1994
Dennis R. Stone...................................      51             1994

Class II
Howard F. Nichols.................................      70             1979
Robert P. Rittereiser.............................      60             1989

Class III
Dean Kamen*.......................................      47             1989
Paul F. Avery, Jr.*...............................      69             1998

-----------------

*  Nominee for election.

     Mr. Avery has been the President, Chief Executive Officer and Chairman of the Board of Directors of the Company since June 3, 1998. He also served as the Chief Executive Officer of the Company from October 1, 1993 until June 25, 1996, President of the Company from October 1, 1993 until January 1, 1995 and Chairman of the Board and Treasurer of the Company from October 1, 1993 until May 1, 1997. He is also President of P.F. Avery Corporation, a management consulting firm, a position he has held since 1983. From 1967 to 1983 he was President and Treasurer of C.E. Avery, a wholly-owned subsidiary of Combustion Engineering, Inc., and President and Chief Executive Officer of CE-KSB Pump Company, Inc. Both companies were involved in the design and fabrication of pumps and reactor internals for the utility industry. Mr. Avery is also general partner of a 3MW hydro-electric facility in Nashua, New Hampshire, and serves as a director of several privately held companies.

     Mr. Hazard is founder and managing partner of the law firm of Pepe & Hazard, Hartford, Connecticut. He is a director of First New England Capital, L.P., a closely-held small business investment company. He is also a trustee and a member of the executive committee of the Kingswood-Oxford School.

     Mr. Kamen is the founder and Chairman and Chief Executive Officer of DEKA Research and Development Corporation, which develops highly specialized medical equipment. Mr. Kamen is the founder and, from 1976 to 1982, was the Chief Executive Officer of Auto-Syringe, Inc., a manufacturer of medical devices that was acquired by Baxter Healthcare Corporation. He is a member of the Board of Directors of Sander's Prototype, Inc. and Zero Emissions Technology. He also serves as a director of several privately-held companies.

     Mr. Nichols is a consultant. Until July 1989, he was a Vice President of The First National Bank of Boston, Trust Department. He is also a member of the Board of Directors of Doble Engineering Co., Bemis Associates, Inc., Weymouth Art Leather Co., McCrillis & Eldredge Insurance, Inc. and Seamans Supply Co., all of which are privately-held companies.

     Mr. Rittereiser has been the Chairman of the Board of Directors and Chief Executive Officer of Gruntal Financial, L.L.C., an investment services firm based in New York City, and its wholly-owned subsidiary, Gruntal & Co., L.L.C., since 1995. He has also been the Chairman of the Board of Directors of Yorkville Associates Corp., a private investment and financial concern, since its formation in 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 to April 1996. He served as Director in 1990, as Chairman in November 1992, and as President and Chief Executive Officer from March 1993 until February 1995 of Nationar, a banking services corporation. He is also a member of the Board of Directors of Cendant Corporation and Interchange Financial Services Corp.

     Mr. Stone is a stockholder and director of the accounting firm of Nathan Wechsler & Company, Professional Association, Portsmouth, New Hampshire. From 1989 to 1997, he was a principal in the firm of Dennis R. Stone, CPA, Portsmouth, New Hampshire. From 1989 to 1991 he also served as Executive Vice President and Chief Financial Officer of The Blake Insurance Group, Inc., Portsmouth, New Hampshire. Mr. Stone also serves as an investigative auditor for the New Hampshire Supreme Court Professional Conduct Committee. He is a member of the Board of Directors of Odyssey House, Inc.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

        The names and ages of all executive officers of the Company and principal occupation and business experience during at least the last five years for each are set forth below.

Name                          Age         Position
----                          ---         --------
Paul F. Avery, Jr.            69          President, Chief Executive Officer and Chairman of the
                                          Board

Alvan F. Chorney              53          Vice President and General Manager--Components
                                          Division

William B. Ford               58          Vice President and Chief Financial Officer and Treasurer

Thomas J. Uhlig               48          Vice President and General Manager--Systems Division

     Mr. Avery has held the positions of President, Chief Executive Officer and Chairman of the Board of the Company since June 3, 1998. Mr. Avery also served as Chief Executive Officer of the Company from October 1, 1993 until June 25, 1996, President of the Company from October 1, 1993 until January 1, 1995 and Chairman of the Board and Treasurer of the Company from October 1, 1993 until May 1, 1997. See "Information Regarding Directors" above.

     Mr. Chorney has held the position of Vice President and General Manager--Components Division since April 19, 1996. Prior to that, Mr. Chorney served as Senior Vice President of the Company from November 1991 to April 19, 1996. Mr. Chorney was also a Director of the Company from 1986 to April 1994.

     Mr. Ford has held the position of Treasurer of the Company since May 19, 1997 and the position of Vice President and Chief Financial Officer of the Company since September 23, 1996. From November 1993 until April 1995, Mr. Ford was Vice President and Chief Financial Officer of Versyss Incorporated, a software developer and distributor of integrated hardware and software systems for medical practice management and other small business applications. From 1987 to November 1993, he was a Director in the Financial Advisory Services consulting practice of Coopers & Lybrand L.L.P.

     Mr. Uhlig held the position of Vice President and General Manager--Systems Division from April 22, 1996 until April 30, 1998, at which time Mr. Uhlig resigned from said position. Before then, he served as President of Johnstown America Corporation, a manufacturer of railroad freight cars and components, from 1993 until April 1996. From 1992 to 1993, he was Director of Manufacturing of The Timken Company, a manufacturer of tapered roller bearings, and before that he was President of MPB Corporation, a subsidiary of The Timken Company and a manufacturer of precision ball and roller bearings.

                             EXECUTIVE COMPENSATION

     The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three years to the Company's Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 during fiscal 1998.


Summary Compensation Table

     The following table shows for the fiscal years ended June 30, 1996, June 28, 1997 and June 27, 1998, the annual compensation paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 during fiscal 1998.

                                                                                       Long Term Compensation
                                                                                 -----------------------------------
                                             Annual Compensation                            Awards           Payouts
                                -----------------------------------------------  -------------------------   -------
              (a)                 (b)         (c)         (d)          (e)            (f)          (g)        (h)         (i)
                                                                                                Securities
                                                                   Other Annual    Restricted   Underlying    LTIP      All Other
Name and                        Fiscal                             Compensation  Stock Award(s)  Warrants/   Payouts  Compensation
Principal Position               Year      Salary($)(3)  Bonus($)       ($)           ($)       Options(#)     ($)        ($)
------------------              ------     ------------  --------  ------------  -------------- ----------   -------  ------------
Paul F. Avery, Jr.               1998        19,230(4)     --         1,111(5)        --         75,000(8)     --       120,450(9)
President, Chief Executive       1997       183,814(4)     --         3,615(5)        --             --        --        19,350(10)
   Officer and Chairman of       1996       223,931-                  8,774(5)        --         65,000(8)     --        16,400(11)
   the Board (1)

Salvatore J. Vinciguerra         1998       230,520        --         2,750(5)        --             --        --        45,564(12)
   Chief Executive Officer (2)   1997       255,961        --         5,043(5)        --             --        --         --
                                 1996       202,938        --         6,839(5)        --         50,000(8)     --         --

Alvan F. Chorney                 1998       183,974       1,720       1,000(6)        --             --        --         --
   Vice President and            1997       170,223       5,156       1,000(6)        --             --        --         2,099(13)
   General Manager--             1996       164,097       5,152       1,000(6)        --             --        --         --
   Components Division

William B. Ford                  1998       150,365        --           --            --             --        --         5,832(13)
   Vice President,               1997       112,223(4)     --           --            --         30,000(8)     --         --
   Chief Financial Officer       1996         --           --           --            --             --        --         --
   and Treasurer

Thomas J. Uhlig                  1998       139,839(4)    1,650         --            --             --        --         --
   Vice President and            1997       160,154       4,688       2,308(5)        --             --        --         --
   General Manager--             1996        28,846(4)     --           962(5)      125,000(7)   15,000(8)     --         --
   Systems Division

-------------------

(1) Mr. Avery became the President, Chief Executive Officer and Chairman of the Board of the Company on June 3, 1998.

(2) Mr. Vinciguerra was the Chief Executive Officer of the Company from June 26, 1996 until June 1, 1998.

(3) Includes all voluntary pre-tax contributions to the Ferrofluidics Corporation Tax Savings and Deposit and Investment Plan.

(4)  This amount represents less than a full year's salary.

(5)  This amount represents an automobile allowance.

(6) This amount represents an allowance for medical and health expenses incurred by Mr. Chorney in excess of amounts covered by the Company's group health plan.

(7) Represents 10,000 shares of restricted stock which had a market value as of the date of grant of $125,000. Seventy-five percent (75%) of the shares vested on April 22, 1998. In connection with Mr. Uhlig's resignation from the position of Vice President and General Manager--Systems Division on April 30, 1998, and pursuant to the provisions of the Company's 1994 Restricted Stock Plan, the remaining 2,500 restricted shares held by Mr. Uhlig were forfeited.

(8)  Represents stock options.

(9) This amount includes the full dollar value of insurance premiums paid by the Company on behalf of Mr. Avery with respect to term life insurance in the amount of $10,450 and payments made to Mr. Avery pursuant to a consulting agreement with the Company in the amount of $110,000. See "Employment Agreements" below.

(10) This amount includes the full dollar value of insurance premiums paid by the Company on behalf of Mr. Avery with respect to term life insurance in the amount of $9,350 and payments made to Mr. Avery pursuant to a consulting agreement with the Company in the amount of $10,000. See "Employment Agreements" below.

(11) This amount represents the full dollar value of insurance premiums paid by the Company on behalf of Mr. Avery with respect to term life insurance.

(12) This amount represents payments made by the Company to Mr. Vinciguerra pursuant to an agreement between the Company and Mr. Vinciguerra in connection with Mr. Vinciguerra's departure from the Company on June 1, 1998. See "Employment Agreements" below.

(13) This amount represents reimbursement by the Company to Mr. Chorney and Mr. Ford, respectively, of expenses incurred in connection with their relocation to New Hampshire.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options during fiscal 1998 to the Chief Executive Officer and each other executive officer named in the Summary Compensation Table. No stock appreciation rights ("SARs") have been granted.

                                                                                                    Potential
                                                                                                Realizable Value
                                                                                                   at Assumed
                                                                                                 Annual Rates of
                                                                                                   Stock Price
                                                                                                Appreciation for
                                                    Individual Grants                            Option Term(5)
                            ---------------------------------------------------------------    -----------------
          (a)                   (b)                 (c)                 (d)          (e)        (f)         (g)
                             Number of
                            Securities
                            Underlying
                              Options     % of Total Options/SARs   Exercise or
                              Granted     Granted to Employees in   Base Price   Expiration
Name                          (#)(3)          Fiscal Year (4)         ($/Sh)        Date       5%($)      10%($)
----                         ---------    -----------------------   ----------    ---------    -----      ------

Paul F. Avery, Jr. (1).....  75,000(6)            78.95%               $4.09      6/3/2008    192,913     488,880
Salvatore J. Vinciguerra (2)    --                  --                  --           --         --          --
Alvan F. Chorney...........     --                  --                  --           --         --          --
William B. Ford............     --                  --                  --           --         --          --
Thomas J. Uhlig............     --                  --                  --           --         --          --

------------------

(1) Mr. Avery became the President, Chief Executive Officer and Chairman of the Board of the Company on June 3, 1998.

(2) Mr. Vinciguerra was the Chief Executive Officer of the Company from June 26, 1996 until June 1, 1998.

(3)  All options were granted pursuant to the 1995 Incentive Plan.

(4) Percentages are based on a total of 95,000 shares of Common Stock underlying all options granted to employees of the Company in fiscal 1998.

(5) Represents the value of the options granted at the end of the option terms if the price of the Company's Common Stock were to appreciate annually by 5% and 10% respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. If the stock price appreciates, the value of stock held by all shareholders will increase.

(6) Such option became fully vested and immediately exercisable on the date of grant, June 3, 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

        The following table sets forth the shares acquired and the value realized upon exercise of stock options during fiscal 1998 by the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain information concerning the number and value of unexercised stock options. There are currently no outstanding SARs.

        (a)                        (b)             (c)                   (d)                        (e)
                                                                Number of Securities       Value of Unexercised
                                                               Underlying Unexercised      In-the-Money Options/
                                                            Options/Warrants at FY-End(#) Warrants at FY-End(#)(3)
                           Shares Acquired on     Value     ----------------------------- -------------------------
Name                          Exercise (#)     Realized($)    Exercisable  Unexercisable  Exercisable Unexercisable
----                       ------------------  ----------   -------------  -------------- ----------- -------------
Paul F. Avery, Jr. (1)             --              --           205,000         --            --           --
Salvatore J. Vinciguerra (2)       --              --            50,000        50,000         --           --
Alvan F. Chorney                   --              --            18,750         6,250         --           --
William B. Ford                    --              --             7,500        22,500         --           --
Thomas J. Uhlig                    --              --             --            --            --           --

------------------

(1) Mr. Avery became the President, Chief Executive Officer and Chairman of the Board of the Company on June 3, 1998.

(2) Mr. Vinciguerra was the Chief Executive Officer of the Company from June 26, 1996 until June 1, 1998.

(3) Equal to the market value of shares covered by in-the-money options on June 27, 1998, less the aggregate options exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the exercise price of the options.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

     The members of the Compensation Committee of the Board of Directors of the Company, whose names are set forth below, have prepared the following report on the Company's executive compensation policies and philosophy for fiscal 1998.

     General

     The Compensation Committee consists of Mr. Rittereiser and Mr. Hazard, both of whom are non-employee Directors. The Compensation Committee is generally responsible for developing the Company's executive and management compensation policies, including awards of equity-based compensation. The Company's executive compensation program is designed to provide competitive levels of compensation, reward above-average individual performance and assist the Company in attracting and retaining qualified management. Where applicable, the Compensation Committee takes into account employment agreements between an executive officer and the Company. See "Employment Agreements" below. Mr. Vinciguerra, the Chief Executive Officer of the Company from June 26, 1996 until June 1, 1998 made, and Mr. Avery, the Chief Executive Officer of the Company since June 3, 1998 makes, general recommendations to and reviews with the Compensation Committee salary increases and bonus compensation of executive officers and employees other than himself.

     Compensation Policy Review

     During the fiscal year ended June 30, 1995, the Compensation Committee, together with certain members of management and the Board of Directors, completed a review of the Company's policies regarding executive compensation. The Compensation Committee's primary objectives in evaluating the Company's executive compensation philosophy were to (i) review base salaries, cash bonuses and short-term and long-term incentives for executive officers based upon a survey of compensation for executive officers in a group of comparable high-technology companies, and (ii) to develop an appropriate methodology for structuring long-term incentive awards to ensure that such awards more closely align the interests of the executive officers with those of the Company's stockholders.

     To accomplish the aforementioned objectives and goals, the Compensation Committee retained an independent compensation consulting firm (the "Consultant") which conducted a survey of executive compensation levels and practices of companies within a proxy peer group (the "Peer Group") of companies of similar size to the Company. The Peer Group consisted of seven companies in the specialty machinery industry having annual revenues of $30 million to $50 million. Based upon the results of the Consultant's survey, the Compensation Committee made certain adjustments to the Company's compensation policies during fiscal 1998 which are discussed below.

     Compensation Policies for Executive Officers

     Base Salary. The annual base salary and base salary adjustments for executive officers are determined by the Compensation Committee in its discretion and are targeted according to the salaries of executives holding similar offices and having similar responsibilities within the Company's industry segment. The Compensation Committee also considers factors such as industry experience and executive retention. Annual salary adjustments for executive officers are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. Salary adjustments are normally determined and made on an annual basis. The base salaries of Salvatore J. Vinciguerra, the Chief Executive Officer of the Company from June 26, 1996 until June 1, 1998, and Paul F. Avery, Jr., the current Chief Executive Officer of the Company, were established pursuant to employment agreements with the Company, which are described below in "Employment Agreements," and were based on the foregoing criteria.

     Cash Bonuses. As a result of the Compensation Committee's review of executive compensation policies, the Compensation Committee recommended that the Company adopt a cash incentive program (the "Cash Incentive Plan") to better align the Company's total cash compensation for its executives with the median of the Consultant's survey of the Peer Group. The Cash Incentive Plan, which became effective on July 1, 1995, is intended to encourage, recognize and reward performance by executives by providing cash compensation based upon the achievement of a pre-determined annual operating budget and a combination of quantitative and qualitative measures (the relative weights of which are determined in the sole discretion of the Compensation Committee when it performs its performance review), including orders received (for marketing managers), percent defect rate (for production managers), timeliness and quality of monthly reporting (for accounting managers) and effectiveness of improvement projects (for all managers). The annual operating budget is determined by the Compensation Committee and the Board of Directors prior to the beginning of the fiscal year and the total pool from which cash incentives may be awarded under the plan is formed based upon the achievement of the operating profits contained in the annual operating budget. The Chief Executive Officer is eligible to receive up to 35% of his respective base salary depending upon the extent to which the operating profits contained in the annual operating budget are achieved, while executive officers other than the Chief Executive Officer are eligible to receive up to either 20% or 25% of their respective base salaries depending upon the extent to which the operating profits contained in the annual operating budget are achieved.

     Based upon the foregoing criteria, no executive officers of the Company received a cash bonus under the Cash Incentive Plan for fiscal 1998 performance. Although cash bonuses generally are awarded pursuant to the Cash Incentive Plan, the Compensation Committee, in its discretion, may award a cash bonus to an executive officer for outstanding performance based upon individual performance reviews (which may or may not take into account specific performance measures relative to that executive officer), retention considerations and general industry practice. During fiscal 1998, the Compensation Committee exercised its discretion and awarded cash bonuses outside of the Cash Incentive Plan in the amount of $1,720 to Mr. Chorney and $2,170 to Mr. Uhlig in view of their individual performances in fiscal 1998.

     Equity and Equity-Based Incentives. Equity and equity-based incentive awards are designed to attract and retain executives who can make significant contributions to the Company's success, reward executives for such significant contributions and give executives a longer-term incentive to increase shareholder value. The size and frequency of equity and equity-based incentive awards are determined by the Compensation Committee in its discretion, taking into account individual performance and responsibilities, but without any specific performance measures. The Compensation Committee also may grant stock options for executive retention purposes, taking into account, among other things, general industry practice. To ensure that high levels of performance occur over the long-term, stock options granted to executives typically vest over a period of time. All outstanding options have been granted with an exercise price equal to 100% of the fair market value of the Company's Common Stock on the grant date.

     The 1995 Incentive Plan is the principal vehicle by which the Company intends to achieve the executive compensation policy objective of providing long-term incentives to executive officers that will more closely align the interests of such executives with those of the Company's stockholders. Pursuant to the 1995 Incentive Plan, the Compensation Committee may grant a variety of long-term incentive awards based on the Common Stock of the Company, including stock options (both incentive options and non-qualified options), SARs, restricted stock, unrestricted stock, performance shares and dividend equivalent rights. In fiscal 1998, Paul F. Avery, Jr., was granted an option to purchase 75,000 shares of Common Stock. This option became fully vested and immediately exercisable on the date of grant, June 3, 1998. The Compensation Committee granted this award to Mr. Avery in connection with his election to the positions of President, Chief Executive Officer and Chairman of the Board of the Company.

     At its discretion, under the Ferrofluidics Corporation Amended and Restated 1994 Restricted Stock Plan (the "1994 Restricted Stock Plan"), the Compensation Committee may also award restricted stock bonuses to executive officers and other key employees. Shares of restricted stock granted to executive officers under the 1994 Restricted Stock Plan vest over a period of time and are subject to forfeiture in the event an officer's employment with the Company terminates prior to vesting. Shares of restricted stock are not transferable prior to vesting. During fiscal 1998, no executive officers of the Company received an award of restricted stock.

     Any value received by an executive officer from a stock option grant and any increase in the value of stock received as a bonus depends entirely on increases in the price of the Company's Common Stock.

     Other Compensation. The Company provides executive officers and management with health, retirement and other benefits under plans that are generally available to the Company's employees.

     Compensation of the Chief Executive Officer

     Mr. Salvatore J. Vinciguerra, former Chief Executive Officer. Mr. Vinciguerra, who was Chief Executive Officer of the Company from June 26, 1996 until June 1, 1998, had an employment agreement with the Company, the terms of which are described below under "Employment Agreements." Mr. Vinciguerra's base salary was established pursuant to the criteria described above in "Base Salary."

     Mr. Paul F. Avery, Jr., current Chief Executive Officer. Mr. Avery, who became the Chief Executive Officer of the Company on June 3, 1998, has an employment agreement with the Company, the terms of which are described below under "Employment Agreements." Mr. Avery's base salary was established pursuant to the criteria described above in "Base Salary." In connection with his election to the position of Chief Executive Officer, President and Chairman of the Board of the Company, the Compensation Committee awarded Mr. Avery an option to purchase 75,000 shares of Common Stock which became fully vested and immediately exercisable on the date of grant, June 3, 1998.

     Federal Tax Regulations Applicable to Executive Compensation

     As a result of Section 162(m) of the Internal Revenue Code (the "Code"), the Company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the Company's taxable year and whose compensation is reported in the summary compensation table) receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Company intends to take appropriate action to comply with such regulations, if applicable, in the future.

     Robert P. Rittereiser, Chairman              Stephen B. Hazard

Compensation Committee Interlocks and Insider Participation

     Mr. Vinciguerra, the Chief Executive Officer and President of the Company from June 26, 1996 until June 1, 1998 made, and Mr. Avery, the Chief Executive Officer of the Company since June 3, 1998 makes, general recommendations to and reviews with the Compensation Committee the salary increases and bonus compensation of executives and management other than himself.

Employment Agreements

     Avery Employment Agreement
     --------------------------

     On June 3, 1998, the Company and Mr. Avery entered into an employment agreement (the "Avery Employment Agreement") that provided for Mr. Avery's employment as President, Chief Executive Officer and Chairman of the Board of the Company for one year (the "Initial Term") at a salary of $250,000 per year subject to (a) a one-year extension upon the written consent of Mr. Avery and the Company (the "Subsequent Term") and (b) earlier termination for death, disability, cause, upon 60 days' written notice by either Mr. Avery or the Company. Pursuant to the Avery Employment Agreement, the Company is required to, among other things, (i) reimburse Mr. Avery for all reasonable business expenses incurred by Mr. Avery in the performance of his duties, (ii) provide Mr. Avery with an automobile for business and personal use and pay or reimburse Mr. Avery for all expenses associated therewith, and (iii) maintain insurance on Mr. Avery's life in the amount of $1,000,000, payable as directed by Mr. Avery, until the expiration of the Initial Term or the Subsequent Term, as applicable, unless Mr. Avery is terminated by the Company for cause. Pursuant to the Avery Employment Agreement, Mr. Avery received an option to purchase 75,000 shares, which option became fully vested and immediately exercisable on the date of grant, June 3, 1998. In addition, Mr. Avery is entitled to participate in the health, welfare, retirement and other fringe benefit plans which the Company makes available to management from time to time.

     Pursuant to the Avery Employment Agreement, Mr. Avery may terminate his employment at any time upon 60 days' written notice to the Company and the Company may terminate Mr. Avery's employment other than for cause (as defined in the Avery Employment Agreement) at any time upon 60 days' written notice to Mr. Avery. If Mr. Avery is terminated for cause, he is entitled to any earned but unpaid salary at the date of termination and the contribution by the Company to the cost of Mr. Avery's participation in the Company's group medical and dental insurance plans as permissible under applicable law and plan terms. If the Company undergoes a change in control (as defined in the Avery Employment Agreement), and Mr. Avery is terminated, voluntarily or involuntarily, other than for cause after the date such change in control occurs, Mr. Avery is entitled to receive an amount equal to the aggregate base salary which Mr. Avery would have received had he been employed by the Company through (a) the last day of the Initial Term if such termination occurs during the Initial Term or (b) the last day of the Subsequent Term if such termination occurs during the Subsequent Term (the "General Severance Benefits"). If Mr. Avery's employment is terminated for reasons other than for cause, a change in control of the Company or voluntary termination by Mr. Avery, Mr. Avery is entitled to receive the General Severance Benefits as described above. If Mr. Avery dies or becomes disabled during the term of the Avery Employment Agreement, Mr. Avery's employment immediately terminates and he is entitled to any earned but unpaid salary.

     Under the terms of the Avery Employment Agreement, upon the termination of Mr. Avery's employment by the Company other than for cause or the expiration of the Initial Term or the Subsequent Term, as applicable, the Company and Mr. Avery shall immediately enter into an agreement pursuant to which Mr. Avery shall be engaged as a consultant to the Company. Upon the engagement of Mr. Avery as a consultant as provided by the foregoing, the Company may also request that Mr. Avery continue to serve as Chairman of the Board. If the Company so requests, and if Avery agrees to so serve, the Company shall pay Avery an annual retainer of $50,000 for such service for so long as Avery serves in such position. Such retainer shall be in addition to any and all payments to be made to Avery with respect to his consultancy. The terms and conditions of such consultancy shall be identical to those set forth in the Consulting Agreement dated May 1, 1997 between the Company and Avery (the "Avery Consulting Agreement"), which terminated upon Mr. Avery's engagement by the Company as President, Chief Executive Officer and Chairman of the Board of Directors on June 3, 1998. The relevant provisions of the Avery Consulting Agreement are described below.

     On May 1, 1997, the Company and Mr. Avery entered into the Avery Consulting Agreement, pursuant to which Mr. Avery performed such consulting, advisory and related services for the Company as were reasonably requested by the Company from time to time for a consulting fee of $10,000 per month for a term of three years, which term could be extended upon mutual written agreement. Pursuant to the Avery Consulting Agreement, all shares of restricted stock granted to Mr. Avery became fully vested as of the date of the Avery Consulting Agreement, and all options to purchase stock of the Company granted to Mr. Avery and held by Mr. Avery as of the date of the Avery Consulting Agreement became fully vested and exercisable until the expiration of such options. Pursuant to the Avery Consulting Agreement, the Company was required to reimburse Mr. Avery for all reasonable business expenses incurred by Mr. Avery in the performance of his duties. Mr. Avery was entitled to participate in and enjoy the benefit of the Company's retirement plans, but was not entitled to participate in the health, welfare, retirement and other fringe benefit plans, which the Company made available to management from time to time, except at his own expense.

     Pursuant to the Avery Consulting Agreement, Mr. Avery could terminate his consultancy at any time upon 60 days written notice to the Company and the Company could terminate Mr. Avery's consultancy other than for cause (as defined in the Avery Consulting Agreement) at any time upon 60 days written notice to Mr. Avery. If Mr. Avery was terminated for cause, he would have been entitled to any earned but unpaid consulting fees at the date of termination. If Mr. Avery died or became disabled during the term of the Avery Consulting Agreement, Mr. Avery's consultancy would have immediately terminated. If Mr. Avery's employment was terminated for reasons other than for cause or due to death or disability, the Company would have continued to pay Mr. Avery his consulting fees for the duration of the term of the Avery Consulting Agreement.

     Vinciguerra Employment Agreements
     ---------------------------------

     On April 1, 1995, the Company and Mr. Vinciguerra, who became President and Chief Operating Officer of the Company on January 1, 1995, entered into an employment agreement (the "Vinciguerra Employment Agreement") that provides for Mr. Vinciguerra's employment as President and Chief Operating Officer of the Company at a salary of $185,000 per year, subject to an increase to $200,000 per year upon six (6) months of satisfactory performance, as determined by the Chief Executive Officer. Pursuant to the Vinciguerra Employment Agreement, Mr. Vinciguerra received 75,000 shares of restricted stock on January 1, 1995, which vest ratably over three years beginning January 1, 1996. Pursuant to the Vinciguerra Employment Agreement, the Company is required to reimburse Mr. Vinciguerra for all reasonable business expenses incurred by Mr. Vinciguerra in the performance of his duties. In addition, Mr. Vinciguerra is entitled to participate in the health, welfare, retirement and other fringe benefit plans which the Company makes available to management from time to time.

     Pursuant to the Vinciguerra Employment Agreement, Mr. Vinciguerra may terminate his employment upon 60 days written notice to the Company and the Company may terminate Mr. Vinciguerra's employment at any time other than for cause (as defined in the Vinciguerra Employment Agreement) upon notice to Mr. Vinciguerra. If the Company terminates Mr. Vinciguerra's employment other than for cause, he is entitled to a severance payment of six months' salary if he was employed for less than six months and twelve months' salary if he was employed for more than six months and the Company will continue pay Mr. Vinciguerra the salary and other benefits under the Vinciguerra Employment Agreement to the end of its term. If Mr.

Vinciguerra dies or becomes disabled during the term of the Vinciguerra Employment Agreement, Mr. Vinciguerra's employment immediately terminates and he is entitled to any earned but unpaid salary. If the Company undergoes a change in control (as defined in the Vinciguerra Employment Agreement) and Mr. Vinciguerra (i) is terminated by the Company or its successor for any reason other than death, disability or cause, or (ii) resigns because (A) there occurs a significant change in the nature or scope of Mr. Vinciguerra's responsibilities, authorities, powers, functions or duties as compared to the responsibilities, authorities, powers, functions or duties exercised by Mr. Vinciguerra prior to the change in control, (B) Mr. Vinciguerra is required to relocate outside of his current county of residence in order to maintain his employment after the change in control or (C) there is a decrease in the total annual compensation payable to Mr. Vinciguerra after the change in control, then Mr. Vinciguerra is entitled to an amount equal to eighteen months' base salary at the rate then in effect under the Vinciguerra Employment Agreement. If Mr. Vinciguerra is terminated for cause, he is entitled to any earned but unpaid salary at the date of termination and the contribution by the Company to the cost of Mr. Vinciguerra's participation in the Company's group medical and dental insurance plans as permissible under applicable law and plan terms.

     On May 17, 1996, the Company and Mr. Vinciguerra entered into an Amended and Restated Employment Agreement (the "Amended and Restated Vinciguerra Employment Agreement") which amended and restated the Vinciguerra Employment Agreement. Pursuant to the Amended and Restated Vinciguerra Employment Agreement, Mr. Vinciguerra was named as the Chief Executive Officer of the Company, but is no longer the Chief Operating Officer of the Company. In addition, pursuant to the Amended and Restated Vinciguerra Employment Agreement, Mr. Vinciguerra received an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $13.00, which option vests and becomes exercisable ratably over four years beginning on May 17, 1998. If Mr. Vinciguerra's employment is terminated by reason of death or by the Company for any reason other than for cause (as defined in the Company's 1994 Restricted Stock Plan or 1995 Stock Option and Incentive Plan, as appropriate), any restricted stock held by Mr. Vinciguerra shall become fully vested and any option held by Mr. Vinciguerra shall become fully vested and exercisable and may thereafter be exercised by Mr. Vinciguerra or Mr. Vinciguerra's legal representative or legatee until the expiration date of such option. If Mr. Vinciguerra's employment is terminated by the Company for cause, any shares of restricted stock that shall have not vested as of the date of such termination shall either be repurchased by the Company or forfeited by Mr. Vinciguerra, and any such option held by Mr. Vinciguerra shall immediately terminate and be of no further force and effect. If Mr. Vinciguerra terminates his employment for any reason other than death, any shares of restricted stock that shall have not vested as of the date of such termination shall either be repurchased by the Company or forfeited by Mr. Vinciguerra and any such option held by Mr. Vinciguerra may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of three months or until the expiration date of such option, whichever is longer. All other provisions of the Vinciguerra Employment Agreement remain in effect.

     On June 1, 1998, Mr. Vinciguerra resigned as President and Chief Executive Officer of the Company. Accordingly, the Amended and Restated Vinciguerra Employment Agreement was terminated on that day. Upon his resignation, the Company and Mr. Vinciguerra entered into an agreement pursuant to which: (i) the Company agreed to pay Mr. Vinciguerra an aggregate of twelve months' salary, payable over a twelve month period in accordance with the customary payroll practices under which Mr. Vinciguerra was previously receiving his salary; (ii) Mr. Vinciguerra's options became immediately vested and exercisable through the original expiration date thereof; (iii) Mr. Vinciguerra was entitled to his office computer and printer; (iv) the Company agreed to pay for Mr. Vinciguerra's health and medical benefits for a twelve month period on the same terms as Mr. Vinciguerra's previous coverage; and (v) the Company agreed to pay for up to $25,000 of outplacement services for Mr. Vinciguerra.

     Ford Employment Agreement
     -------------------------

        On September 23, 1996, the Company and Mr. Ford entered into an employment agreement (the "Ford Employment Agreement") that provides for Mr. Ford's employment as Vice President and Chief Financial Officer of the Company at a salary of $140,000 per year, subject to annual salary reviews by the Compensation Committee or the President of the Company, as appropriate. Pursuant to the Ford Employment Agreement, Mr. Ford received an option to purchase 30,000 shares of the Company's common stock at an exercise price of $9.38, which option vests and becomes exercisable ratably over four years beginning on September 23, 1997. Pursuant to the Ford Employment Agreement, the Company reimbursed Mr. Ford for all reasonable moving expenses in connection with Mr. Ford's relocation to New Hampshire and is required to reimburse Mr. Ford for all reasonable business expenses incurred by Mr. Ford in the performance of his duties. In addition, Mr. Ford is entitled to participate in the health, welfare, retirement and other fringe benefit plans which the Company makes available to management from time to time.

     Pursuant to the Ford Employment Agreement, the Company or Mr. Ford may terminate Mr. Ford's employment at will upon six months written notice if such notice is given within one year of Mr. Ford's employment or upon one year's written notice if such notice is given after the first year of Mr. Ford's employment. If the Company undergoes a change of control (as defined in the Ford Employment Agreement) and Mr. Ford is terminated by the Company other than for cause within 12 months after such change of control occurs, Mr. Ford shall be entitled to receive an amount equal to six months' salary at the rate then in effect if such termination occurs within the first year of Mr. Ford's employment, and an amount equal to 12 months' salary at the rate then in effect if such termination occurs after the first year of Mr. Ford's employment. If Mr. Ford dies or becomes disabled during the term of the Ford Employment Agreement, Mr. Ford's employment automatically terminates and he is entitled to any earned but unpaid salary. If Mr. Ford is terminated for cause (as defined in the Ford Employment Agreement), he is entitled to any earned but unpaid salary at the date of termination and the contribution by the Company to the cost of Mr. Ford's participation in the Company's group medical and dental insurance plans as permissible under applicable law and plan terms.

     Chorney Severance Agreement
     ---------------------------

     The Company has an agreement with Mr. Chorney, dated October 1, 1993, that provides Mr. Chorney with certain severance benefits in the event that his employment is terminated by the Company other than by reason of death, disability or cause. Pursuant to this agreement, if Mr. Chorney's employment is terminated other than for any of the aforementioned reasons, he is entitled to receive for a period of eighteen months an aggregate amount equal to the greater of (i) $225,000 and (ii) the annual base salary which he would have received over an eighteen-month period commencing on the date of such termination.

Stockholder Return Performance Graph

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Company's Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies within the Nasdaq Stock Market and the companies within the Dow Jones Industrial Technology Index. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the Nasdaq Stock Market and the Dow Jones Industrial Technology Index on July 1, 1993. The comparisons in this table are historical and are not intended to forecast or be indicative of possible future performance of the Common Stock of the Company.


                      Stockholder Return Performance Graph

                     June 30, '93   June 30, '94   June 30, '95   June 30, '96   June 28, '97
                     ------------   ------------   ------------   ------------   ------------
DJIA                     100           108.41         154.42         152.71         164.1

NASDAQ                   100           100.96         134.77         173.03         210.38

FERRO                    100            38.89          71.3             100          62.04

                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of October 1, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's Directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's executive officers and Directors as a group.

                                                                                   Shares
Directors, Executive Officers                                                   Beneficially          Percent of
    and 5% Stockholders                                                           Owned(1)             Class(2)
-----------------------------                                                   ------------          ----------
Pioneering Management Corporation......................................          401,000(3)              6.45%
   60 State Street
   Boston, MA 02114

Paul F. Avery, Jr......................................................          248,900(4)              4.00%

Salvatore J. Vinciguerra...............................................          145,000 5)              2.33%

Alvan F. Chorney.......................................................           18,750(6)                *

William B. Ford........................................................           22,000(7)                *

Thomas J. Uhlig........................................................            6,609                   *

Howard F. Nichols......................................................           22,725(8)                *

Dean Kamen.............................................................           15,850(9)                *

Robert P. Rittereiser..................................................           15,850(10)               *

Stephen B. Hazard......................................................           12,000(11)               *

Dennis R. Stone........................................................           14,100(12)               *

All directors and executive officers
  as a group (10 persons)..............................................          521,784(13)             8.39%

--------------------------
* Less than 1%.

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares of Common Stock owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth above as beneficially owned also include shares of Common Stock which such persons had the right to acquire within 60 days of October 1, 1998 pursuant to stock options.

(2) Percentages are calculated on the basis of 6,218,207 shares of Common Stock outstanding as of October 1, 1998, together with applicable stock options for each stockholder.

(3) Based on Amendment No. 4 to Schedule 13G filed with the SEC on January 6, 1998 and other information available to the Company. Pioneering Management Corporation has sole voting power with respect to all 401,000 shares.

(4) Includes 205,000 shares of Common Stock which Mr. Avery may acquire upon the exercise of stock options, within 60 days of October 1, 1998.

(5) Includes 50,000 shares of Common Stock which Mr. Vinciguerra may acquire upon the exercise of stock options, within 60 days of October 1, 1998.

(6) Includes 18,750 shares of Common Stock which Mr. Chorney may acquire upon the exercise of stock options, within 60 days of October 1, 1998.

(7) Includes 15,000 shares of Common Stock which Mr. Ford may acquire upon the exercise of Stock Options, within 60 days of October 1, 1998.

(8) Includes 17,350 shares of Common Stock which Mr. Nichols may acquire upon the exercise of stock options, within 60 days of October 1, 1998.

(9) Includes 15,100 shares of Common Stock which Mr. Kamen may acquire upon the exercise of stock options, within 60 days of October 1, 1998.

(10) Includes 15,100 shares of Common Stock which Mr. Rittereiser may acquire upon the exercise of stock options, within 60 days of October 1, 1998.

(11) Includes 9,000 shares of Common Stock which Mr. Hazard may acquire upon the exercise of stock options within 60 days of October 1, 1998.

(12) Includes 9,000 shares of Common Stock which Mr. Stone may acquire upon the exercise of stock options within 60 days of October 1, 1998.

(13) Includes 354,300 shares of Common Stock which may be acquired by such persons upon the exercise of stock options, within 60 days of October 1, 1998.


                                PROPOSAL NUMBER 2

                         STOCKHOLDER PROPOSAL CONCERNING
                 THE DECLASSIFICATION OF THE BOARD OF DIRECTORS

     The following proposal (the "Taglich Declassification Proposal") was submitted for consideration at the Annual Meeting by Robert Taglich. The address and stock ownership of Robert Taglich will be furnished to any person, orally or in writing as requested, promptly upon the receipt by the Company of any oral or written request therefor. The text of the Taglich Declassification Proposal, the statement submitted by Robert Taglich in support thereof, the Recommendation of the Board of Directors and the Statement of the Board of Directors in opposition to the Taglich Declassification Proposal are set forth below.

Proposal

     "RESOLVED, that the stockholders of the Company assembled in annual meeting in person and by proxy, hereby urge that the Board of Directors take the necessary steps to provide that at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

Statement of Proposing Stockholder

     Staggered board terms don't serve the best interests of the Company and its stockholders.

     The Board of the Company is divided into three classes serving staggered three-year terms. This means that it would take three years and three separate votes for stockholders to replace the whole Board.

     Staggered board terms are often justified as a means to provide continuity and prevent manipulative takeovers. Unfortunately, staggered boards often mean that stockholders can't hold directors accountable for their actions and decisions by holding annual elections.

     As a stockholder, the proponent has a material interest in realizing the full benefit of his holding. The proponent has no interest adverse to the Company or its stockholders.

Recommendation of the Board of Directors

     The Board of Directors opposes the Taglich Declassification Proposal and unanimously recommends that the stockholders vote "AGAINST" such proposal. Your executed proxy will be so voted unless you specify otherwise.

Statement of the Board of Directors in Opposition to the Taglich
Declassification Proposal

     The Board of Directors of the Company is classified into three classes, each to serve for a term of three years, with one class being elected each year. The Board of Directors believes there is no reason to change the current procedure of electing a classified Board of Directors. The Company's directors, elected by the stockholders, are fully accountable to serve the stockholders' interests throughout their term of office, whether the term is three years or one year.

     A classified Board helps to ensure that a majority of the Board at any given time has prior experience serving as Directors of the Company. This enhances the likelihood of stability and continuity in the leadership and policies of the Company while preserving the ability of the Company's stockholders to make changes in the Board's membership. The Board also believes that the existence of minimum three-year, as opposed to one-year, terms for Directors assists the Company in attracting Director candidates who are willing to make longer-term commitments to serving the Company, which in turn increases the overall knowledge and experience of the Board with respect to the Company's operations.

     Board classification is also intended to encourage any person seeking to acquire control of the Company to initiate such an action through arm's length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all stockholders of the Company. In addition, if the Board were not to be classified, the threat of the removal or replacement of the Company's Board under such circumstances could severely curtail its ability to negotiate effectively with a potential purchaser. The Board could be deprived of the time and information necessary to evaluate a takeover proposal, to study alternative proposals and to help maximize the price obtained in any transaction.

     A large number of major U.S. companies have classified boards of directors. Surveys compiled by certain organizations independent of the Company show that stockholders of public companies have continued to support the use of classified boards, as indicated by the fact that a substantial majority of all stockholder proposals aimed at eliminating classified boards that were voted upon during the last three years that were tracked in such surveys have not passed.

     For the reasons stated above, the Board of Directors believes that the Taglich Declassification Proposal is not in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends a vote "AGAINST" the Taglich Declassification Proposal.

Vote Required

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Taglich Declassification Proposal. If approved, the Taglich Declassification Proposal would serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board; the proposal does not itself effect a repeal of the classified Board.


                                PROPOSAL NUMBER 3

                         STOCKHOLDER PROPOSAL CONCERNING
                          STOCKHOLDER SPECIAL MEETINGS

     The following proposal (the "Klein Special Meeting Proposal") was submitted for consideration at the Annual Meeting by Mitchell Klein. The address and stock ownership of Mitchell Klein will be furnished to any person, orally or in writing as requested, promptly upon the receipt by the Company of any oral or written request therefor. The text of the Klein Special Meeting Proposal, the statement submitted by Mitchell Klein in support thereof, the Recommendation of the Board of Directors and the Statement of the Board of Directors in opposition to the Klein Special Meeting Proposal are set forth below.

Proposal

     "RESOLVED, that Article I, Section 3 of the By-Laws of the Company be amended as follows: (a) in the second sentence of the first paragraph, delete the balance of the paragraph after the word `least' and substitute the following `5% in interest of the capital stock of the Corporation'; (b) in the second paragraph delete the balance of the paragraph after the word `least' and substitute the following `5% in interest of the capital stock of the Corporation'; and (c) in the first sentence of the third paragraph after the number `3' add the words `but not later than forty-five (45) days after the date such application is received by the Corporation.'"

Statement of Proposing Stockholder

     The reason for conducting the business set forth in this proposal at the annual meeting is that proponent believes that inasmuch as the stockholders are the owners of the Company, the Board of Directors should be responsive to their requests for special meetings of stockholders to give timely consideration to matters which they deem important to their interests and not be required to wait until the next annual meeting. A request by stockholders owning at least 5% of the outstanding voting stock should not be ignored.

     As a stockholder, the proponent has a material interest in realizing the full benefit of his holding. The proponent has no interest adverse to the Company or its stockholders.

     The proponent recommends that the stockholders vote "FOR" the proposal.

Recommendation of the Board of Directors

     The Board of Directors opposes the Klein Special Meeting Proposal and unanimously recommends that the stockholders vote "AGAINST" such proposal. Your executed proxy will be so voted unless you specify otherwise.

Statement of the Board of Directors in Opposition to the Klein Special Meeting Proposal

     In 1994, the Board of Directors adopted an amendment to the By-laws of the Company to provide, among other things, that (i) special meetings of the stockholders shall only be called by the Clerk of the Company (or in the case of the death, absence, incapacity or refusal of the Clerk, by any other officer) upon written application of one or more stockholders who holds at least 66 2/3% in interest of the capital stock of the

Company entitled to vote at the meeting, (ii) in case none of the officers is able and willing to call a special meeting, the supreme judicial or superior court, upon application of one or more stockholders who holds at least 66 2/3% in interest of the capital stock of the Company entitled to vote at the meeting, shall have jurisdiction to authorize one or more of such stockholders to call a special meeting (together with clause (i) above, the "66 2/3% Threshold"), and
(iii) if such a special meeting of stockholders is called by the Clerk upon the written application of one or more stockholders as provided above, the Board of Directors shall determine the hour, date and place of any special meeting and the record date for such meeting.

     The Board of Directors believes there is no reason to amend the By-laws to lower the 66 2/3% Threshold to 5%. The 66 2/3% Threshold prevents persons acquiring a small minority of the outstanding capital stock of the Company from calling a special meeting for the purpose of removing directors or making other proposals that could disrupt the continuity and stability of the Board and its policies. In addition, the 66 2/3% Threshold encourages a stockholder seeking to acquire control of the Company to consult with the Company's Board of Directors and negotiate the terms of any proposed transaction under circumstances allowing sufficient time to evaluate the transaction or the ability to structure possible alternatives.

     The Board of Directors also believes that placing a requirement that the Board determine the hour, date and place of any special meeting within forty-five (45) days after receiving an application from one or more stockholders holding the requisite interest of the capital stock of the Company would not provide the Company with adequate time to prepare appropriate proxy materials relating to any proposals set forth in the stockholder's notice, file such materials with the SEC, and then conduct a mailing to all stockholders of the Company.

     The Board of Directors believes that the 66 2/3% Threshold provides both an effective threshold and adequate means for stockholders who share the best interests of the Company and the stockholders as a whole to ensure proper and timely consideration of matters deemed to be important to their interests. In addition, under Article I, Section 2 of the Company's By-laws and under the Federal securities laws, every stockholder that meets certain eligibility and notice requirements has the ability and right to present proposals for action at the annual meeting of stockholders, and to have such proposals included in the proxy materials distributed by the Company. As evidenced by the three stockholder proposals discussed in this Proxy Statement, all stockholders of the Company have the ability to present matters for consideration at the annual meeting of stockholders.

     For the reasons stated above, the Board of Directors believes that the Klein Special Meeting Proposal is not in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends a vote "AGAINST" the Klein Special Meeting Proposal.

Vote Required

     The affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the Klein Special Meeting Proposal.


                                PROPOSAL NUMBER 4

                   STOCKHOLDER PROPOSAL CONCERNING ENGAGEMENT
                      OF INVESTMENT BANKING FIRM TO ASSIST
           BOARD OF DIRECTORS IN SELLING THE COMPANY OR ITS DIVISIONS

     The following proposal (the "Taglich Sale Proposal") was submitted for consideration at the Annual Meeting by Michael Taglich. The address and stock ownership of Michael Taglich will be furnished to any person, orally or in writing as requested, promptly upon the receipt by the Company of any oral or written request therefor. The text of the Taglich Sale Proposal, the statement submitted by Michael Taglich in support thereof, the Recommendation of the Board of Directors and the Statement of the Board of Directors in opposition to the Taglich Sale Proposal are set forth below.

Proposal

     "RESOLVED, that it is the sense of the Company's stockholders, expressed at its annual meeting held on December 17, 1998, that the Company and/or its businesses be sold so as to maximize the return to stockholders and that the same be done as expeditiously as is consistent therewith, and to that end, the Board of Directors is requested to cause the Company to engage an independent nationally recognized investment banking firm to assist the Board of Directors in seeking to obtain a purchaser or purchasers on terms and conditions that the Board of Directors deems expedient and in the best interests of the Company and to submit the same to stockholders for their authorization."

Statement of Proposing Stockholder

     The proponent believes, and desires to express to the other stockholders, that the sale of the Company and/or its businesses would result in a greater return to stockholders than would result from their holding or selling their stock. Thus, the Company should proceed promptly to hire an independent nationally recognized investment banking firm and cooperate to achieve that result.

     Early in 1998, the proponent contacted the Company to express his concern that the "value of the Component and Thin film business segment is weighed down by the erratic performance of [Systems]" and to suggest alternatives to enhance overall stockholder value. The proponent's suggestions were rejected. On April 6, 1998, the Company announced that it would take an estimated $3.5 million charge against earnings associated with downsizing its Systems Division, after previously announcing that it would lay off more than half of its Systems Division workforce.

     The Company's stock price has not benefitted from the substantial increase that has occurred in the market price of other listed securities. According to the Company's fiscal year 1997 Form 10-K, the Company's stock price decreased from a closing price high and low of $18-7/8 and $9-3/4 respectively during the second quarter of 1996 to $8-3/4 and $5-3/4 respectively, during the same period in 1997. The Company's stock price at June 18, 1998 was $3.625.

     As a stockholder, the proponent has a material interest in realizing the full benefit of his holding. The proponent has no interest adverse to the Company or its stockholders.

     The proponent recommends that the stockholders vote "FOR" the proposal.

Recommendation of the Board of Directors

     The Board of Directors opposes the Taglich Sale Proposal and unanimously recommends that the stockholders vote "AGAINST" such proposal. Your executed proxy will be so voted unless you specify otherwise.

Statement of the Board of Directors in Opposition to the Taglich Sale Proposal

     The Board of Directors is firmly committed to increasing stockholder value and regularly considers what actions can be taken to maximize value for all of the Company's stockholders. At this time and for the reasons explained below, the Board believes that stockholder value can be best enhanced by continuing to pursue the Company's long-term strategic plan.

     History of the Proponent's Contacts with the Company. The Company from time to time has participated in discussions with Michael Taglich at his request concerning the Company's strategies for its future growth. Based on conversations between the Company and Mr. Taglich, on February 10, 1998, the Company received a letter (the "February 1998 Letter") from Mr. Taglich in which he expressed the opinions of Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated ("Taglich Brothers"), a brokerage and investment banking firm, concerning strategies that Taglich Brothers believed would increase the stock price of the Common Stock. In the February 1998 Letter, Taglich Brothers stated that "[i]t is our opinion that, as currently structured, the value of the Component and Thin Film business segment (Components) is weighed down by the erratic performance of the Crystal Growing Systems (Systems)." In the February 1998 Letter, Taglich Brothers further stated its opinion that the only alternatives available to the Company were to either sell the Systems business or spin-off the Systems business, the latter of which Taglich Brothers believed was the appropriate course of action. Taglich Brothers went on to state in the February 1998 Letter that it "would be pleased to be retained by Ferrofluidics to prepare a more detailed analysis of a possible spin-off and to manage the process of securing SEC and shareholder approval of the transaction."

     In a letter dated March 2, 1998 (the "March 1998 Letter"), Taglich Brothers again sought to persuade the Board of Directors of the Company to spin-off the Systems business and to engage Taglich Brothers to assist the Company in that process. Taglich Brothers also stated in the March 1998 Letter that, in view of the need for additional capital to support the stand-alone operation of the Systems business, Taglich Brothers would be in a position to assist the Company in raising such capital. In this regard, Taglich Brothers set forth a detailed schedule of fees for its advisory services, which included a retainer fee, a success fee, a due diligence fee, a commission fee and warrants to purchase shares of Common Stock.

     Subsequent to March 2, 1998, the Company informed Taglich Brothers that the Company appreciated hearing the views expressed by Taglich Brothers and that the Company would consider those views together with the views of other stockholders and the Company's legal and financial advisors in determining the best course of action for the Company. The Company also informed Taglich Brothers that the Company had previously engaged Gruntal & Co., L.L.C. ("Gruntal") to assist the Company in exploring its strategic alternatives with respect to the Systems business and that the Company did not have a need to engage another financial advisor and did not want to incur the additional expense that would result from such an engagement.

     On June 19, 1998, the Company received the Taglich Sale Proposal and a request by Michael Taglich that such proposal be included in this Proxy Statement.

     The Company's Response. As noted above, the Board of Directors of the Company is firmly committed to increasing stockholder value and regularly considers what actions can be taken to maximize value for all of the Company's stockholders. As part of this process, the Board of Directors welcomes the opinions of the stockholders of the Company. However, after careful consideration of the Taglich Sale Proposal, the Board of Directors believes that such proposal is not in the best interests of the Company and all of its stockholders and that stockholder value can best be enhanced by continuing to pursue the Company's long-term strategic plan. In view of the recent sale of the principal assets of the Systems business, the Company also believes that the concerns raised by Michael Taglich and Taglich Brothers have largely been rendered moot. In reaching its conclusions, the Company also considered the experience of Taglich Brothers in the investment banking industry, which the Company believed was substantially less than other investment banking firms with which the Company and the Board of Directors were familiar, including Gruntal.

     In response to lower demand for crystal growing systems resulting from the softening of the semiconductor markets in the Far East, the Board of Directors concluded in early 1998 that stockholder value would best be maximized by focusing the Company's resources on growing the components and fluids businesses and selling or otherwise restructuring the Systems business. The Company considered various alternatives in order to limit its exposure to the cyclical and unpredictable nature of the semiconductor industry, including the sale, spin-off or downsizing of the Systems business. After a detailed analysis of strategic alternatives and after receiving advice from its legal and financial advisors, the Company concluded that a downsizing or a sale of the Systems business were the only viable alternatives for accomplishing the Company's objectives. The Board of Directors concluded that a spin-off of the Systems business was not a viable alternative because the Systems business would not likely survive as a stand-alone business, even with an initial infusion of capital. Thus, in March 1998 the Company announced a downsizing of the Systems business and an intention to find a buyer for the Systems business. In June 1998, Paul Avery became the President and Chief Executive Officer of the Company and assumed responsibility for implementing the Company's plan to focus the Company's resources on growing the components and fluids businesses and to downsize and sell the Systems business. The Company's efforts to downsize and locate a buyer for the Systems business culminated on September 23, 1998 with the sale of the intellectual property and certain other of the assets of the Systems business to General Signal Technology Corporation for $10,800,000 in cash. Accordingly, the Company believes that the concerns raised by Taglich Brothers in its February 1998 Letter and in Michael Taglich's statement supporting the Taglich Sale Proposal -- that the Systems business be separated from the Company's core businesses -- have been addressed by the Board of Directors in a manner more beneficial to all of the Company's stockholders than any of the other alternatives considered by the Company. As such, the Company believes that the Taglich Sale Proposal has largely been rendered moot.

     For the reasons stated above, the Board of Directors believes that the Taglich Sale Proposal is not in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends a vote "AGAINST" the Taglich Sale Proposal.

Vote Required

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Taglich Sale Proposal. If approved, the Taglich Sale Proposal would serve as a recommendation to the Board of Directors to take the necessary steps to sell the Company and/or its businesses; the proposal does not itself require the Board to take such steps.

                                     VOTING

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock of the Company is necessary to provide a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock of the Company outstanding on the Record Date is entitled to one vote. An automated system administered by the Company's transfer agent tabulates the votes. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect Directors. The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the Klein Special Meeting Proposal. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve each of the Taglich

Declassification Proposal and the Taglich Sale Proposal. With respect to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of such election. Broker non-votes also will have no effect on the outcome of the election of Directors. With respect to the Klein Special Meeting Proposal, broker non-votes and abstentions will have the same effect as votes against such proposal. With respect to each of the Taglich Declassification Proposal and the Taglich Sale Proposal, broker non-votes and abstentions will have no effect on the outcome of the vote on such proposals.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert Rittereiser, a Director of the Company, is the Chairman of the Board of Directors and Chief Executive Officer of Gruntal & Co, L.L.C. In connection with the Sale, Gruntal & Co., L.L.C. billed the Company approximately $280,600 for its services as investment banker to the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's Directors, executive officers and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1998 no person who was a Director, executive officer or greater than 10% beneficial owner of the Company's Common Stock failed to file on a timely basis all reports required by Section 16(a).

                                  MARKET VALUE

     On October 30, 1998, the closing sale price of a share of the Company's Common Stock on the Nasdaq National Market was $3.44.

         SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company on or before June 24, 1999 in order to be considered for inclusion in the Company's proxy statement. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: Clerk, Ferrofluidics Corporation, 40 Simon Street, Nashua, New Hampshire 03061.

     Stockholder proposals to be presented at the next annual meeting of stockholders, other than proposals to be considered for inclusion in the Company's proxy statement described above, must comply with the requirements set forth in the Company's By-laws. The Company's By-laws provide that any stockholder of record wishing to have such a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting. Proxies solicited by the Board of Directors may, under certain circumstances prescribed in Rule 14a-4 of the Exchange Act, be voted in accordance with the discretion of the proxy holders with respect to stockholder proposals presented at the next annual meeting of stockholders (other than proposals included in the Company's proxy statement).

                              INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP, independent auditors, as the auditors of the financial statements of the Company and its subsidiaries for its current fiscal year ending July 3, 1999. A member of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the fiscal year ended June 27, 1998.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   PROXY CARD

                            FERROFLUIDICS CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 17, 1998

The undersigned hereby constitute(s) and appoint(s) Paul F. Avery, Jr. and William B. Ford, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorize(s) each of them to represent and to vote all shares of Common Stock of Ferrofluidics Corporation (the "Company") held of record by the undersigned as of the close of business on October 20, 1998 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Crowne Plaza, Nashua, New Hampshire, at 10:00 a.m. Eastern Time, on Thursday, December 17, 1998, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the two nominees of the Board of Directors listed in Proposal 1 and AGAINST Proposal 2, Proposal 3 and Proposal 4. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's 1998 Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                            FERROFLUIDICS CORPORATION

  Please vote and sign on other side and return promptly in enclosed envelope.

Please sign name exactly as shown. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.

PLEASE MARK VOTES AS IN
THIS EXAMPLE              [X]


Proposal 1.  Election of Class III Directors for a three-year term.

             Nominees:  Paul F. Avery, Jr. and Dean Kamen



             FOR      |----|    AGAINST    |----|
                      |    |               |    |
                      |    |               |    |
                      |----|               |----|

             If you do not wish your shares voted FOR a particular nominee, mark the FOR box and strike a line through that nominee's name. Your shares will be voted for the remaining nominee(s).

Proposal 2.  Stockholder proposal urging that the Board of Directors take the necessary steps to provide that at future elections of directors, new directors be elected annually and not by classes.


             FOR      |----|    AGAINST    |----|    ABSTAIN    |----|
                      |    |               |    |               |    |
                      |    |               |    |               |    |
                      |----|               |----|               |----|


Proposal 3.  Stockholder proposal to amend the Bylaws of the Company to provide that (i) a special meeting of stockholders shall be called upon written application of one or more stockholders who holds at least five percent (5%) in interest of the capital stock of the Company entitled to vote at the meeting, and (ii) the Board of Directors must determine the hour, date and place of any special meeting within forty-five (45) days after receiving an application from one or more stockholders holding the requisite interest of the capital stock of the Company.


             FOR      |----|    AGAINST    |----|    ABSTAIN    |----|
                      |    |               |    |               |    |
                      |    |               |    |               |    |
                      |----|               |----|               |----|


Proposal 4.  Stockholder proposal to request that the Company and/or its businesses be sold and that the Board of Directors engage an investment banking firm to assist the Board in seeking to obtain a purchaser or purchasers.


             FOR      |----|    AGAINST    |----|    ABSTAIN    |----|
                      |    |               |    |               |    |
                      |    |               |    |               |    |
                      |----|               |----|               |----|


In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please be sure to sign and date this Proxy.

Date:________________________

Shareholder(s) signature(s): ________________________________

                             ________________________________

HAS YOUR ADDRESS CHANGED?

______________________________

______________________________

______________________________